Exhibit (3) (b)

THE GUARDIAN INSURANCE & ANNUITY COMPANY

SALES AND/OR SERVICING AGREEMENT (“AGREEMENT”)

This Agreement (the “Agreement”) is entered into by and among The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware corporation, Park Avenue Securities LLC (“PAS”), a registered broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and                     (the “Firm”).

Introduction

GIAC is the issuer of various annuity contracts, life insurance policies, funding agreements and other products for sale to the public which may be registered with the U.S. Securities and Exchange Commission (the “SEC”) or not so registered (either “Registered Products” or Unregistered Products,” respectively, and collectively the “Products”). Products that are available for sales and servicing pursuant to this Agreement are specified in Exhibit A-1; Products that are available for servicing only pursuant to this Agreement are specified in Exhibit A-2. GIAC has appointed PAS to act as the distributor of the Registered Products issued by GIAC, pursuant to a distribution agreement entered into between the parties.

GIAC has authorized PAS to enter into non-exclusive agreements with broker-dealers who wish to distribute and/or service the Products, and the Firm, through its registered representatives who are licensed insurance agents (“RR/Agents”), desires to solicit sales of and/or service the Products and to provide certain administrative services to facilitate such activity.

In furtherance of the foregoing, the parties agree to the following terms.

Appointment of the Firm and RR/Agents

1. (a) GIAC and PAS hereby appoint the Firm, through its RR/Agents, to solicit and sell the Products in accordance with FINRA rules and guidelines, applicable laws, regulations and regulatory guidelines (collectively, “Applicable Laws”), and GIAC and PAS policies as may be provided to Firm and amended from time to time.

    (b) Firm hereby accepts GIAC’s appointment of it as broker of record to solicit and sell the Products through its RR/Agents during the term of this Agreement.

Applications and Payments

2. The Firm and RR/Agents shall offer, solicit, sell, deliver, and/ or service the Products only in those states or jurisdictions where PAS has informed the Firm that the Products may legally be offered for sale and where the Firm and RR/Agents are properly licensed and appointed in accordance with Applicable Laws and GIAC policies.

3. The Firm shall ensure that all applications, along with requisite forms and other documentation, for the Products received by it or an RR/Agent shall be forwarded promptly to GIAC. The Firm shall review all such applications for completeness, and GIAC shall assume that the Firm has reviewed and approved any application submitted to GIAC in compliance with Applicable Laws and GIAC policies.

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4. The Firm shall ensure that all payments collected by the Firm and RR/Agents in connection with the Products shall be in accordance with GIAC’s administrative procedures and anti-money laundering protocols. Such monies are the property of GIAC and shall be transmitted to GIAC promptly in full without deduction or offset.

5. GIAC authorizes the Firm to input application data electronically into a common carrier platform. This platform will be shared by GIAC and will allow GIAC to receive certain application data and at times process applications without receiving the data in paper format.

a GIAC shall be entitled to rely on the authority of Firm’s employee or representative to transmit the application information.

b Firm shall be responsible for promptly remitting the purchase payment to GIAC by overnight mail or wire transfer.

c After receiving all data that GIAC requires for applications to be “in good order,” and the purchase payment, GIAC shall process the order and forward the contract or policy directly to the contractowner.

6. GIAC and the Firm, each at its sole discretion, may reject any Product application or payments remitted by RR/Agent through the Firm and may refund payments to the applicant/contractowner. In the event such refunds are made and if RR/Agent has received compensation based on an applicant’s/contractowner’s payment that is refunded, the Firm shall promptly repay such compensation to GIAC. It shall be the Firm’s responsibility to recover any such compensation from RR/Agents. If repayment is not promptly made, GIAC may deduct any amounts due it from future commissions otherwise payable to the Firm or the respective RR/Agent.

7. Product policies, contracts and forms are the property of GIAC. No person other than GIAC shall have the authority to make, alter, or discharge any Product policy, contract or form issued or prescribed by GIAC, to waive any provision of any Product policy, contract or form, to guarantee dividends, or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of GIAC. GIAC may amend the Products and Product policies, contracts and forms from time to time, and in its sole discretion and without notice to the Firm, may suspend sales of any Products or may amend any policies or contracts evidencing such Products.

8. The Firm and RR/Agents shall not knowingly offer, sell, or solicit applications for Products which will be subject to or in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service. The Firm agrees that, in the event that it should come to the Firm’s attention that any of its customers is engaging in a pattern of purchases, redemptions and/or exchanges of the funds underlying the Products that appears to evidence “market timing,” the Firm shall immediately notify GIAC of such pattern and shall cooperate fully with GIAC in any investigation and, if deemed necessary or appropriate by GIAC, termination of any such pattern of trading, including, without limitation, by refusing such customer’s orders to effect transactions in the funds underlying the Products.

9. The Firm and RR/Agents shall not encourage a prospective purchaser to replace, exchange or surrender an insurance policy or annuity contract in order to purchase a Product or, conversely, shall not encourage a prospective purchaser or Product contractowner to surrender or exchange a Product in order to purchase another insurance policy or annuity contract except in accordance with Applicable Laws. Further, the Firm and its RR/Agents shall not rebate or offer to rebate all or any part of a payment on a Product.

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Compensation

10. In consideration of and as full compensation for the supervision and services provided under this Agreement, GIAC shall pay the Firm compensation as permitted by Applicable Laws in accordance with the current Dealer Concession and Commission Schedule, attached as Exhibit B-1 (sales) and/or B-2 (servicing), as applicable. GIAC shall pay the Firm compensation for sales and/or servicing of the Products only for so long as the Firm is the broker-dealer of record on such Product. Compensation for the sales and servicing of the Products shall be paid in accordance with Applicable Laws and GIAC policies.

11. The Firm shall be responsible for paying compensation to RR/Agents, and neither GIAC nor its affiliates shall have any responsibility for such payment. GIAC shall have the right to seek recovery from the Firm of any chargeback as set forth in Exhibit B-1 or as applicable to the products listed in Exhibit B-2. GIAC shall also have the right to seek recovery of compensation paid if death of an annuity contractowner (or, in the case of a non-natural owner, annuitant) occurs within six months of the contract issue date and GIAC determines that the sale was made to a terminally ill person.

12. GIAC may change the Dealer Concession and Commissions Schedule at any time and will provide reasonable prior written notice to the Firm. Any such change shall apply to compensation due on applications received by GIAC after the effective date of such notice.

13. Nothing in this Agreement shall be construed as giving the Firm the right to incur any indebtedness on behalf of GIAC or PAS. The Firm authorizes GIAC to set off liabilities of the Firm to GIAC against any and all amounts otherwise payable to the Firm by GIAC.

14. Upon termination of this Agreement, all compensation to the Firm or an Affiliated Insurance Agency, as defined in Section 21, hereunder, as applicable, shall cease; however the Firm shall continue to be liable for any chargebacks or payments otherwise due GIAC hereunder. Upon such termination, all unpaid compensation earned by the Firm prior to such termination shall become immediately due and payable.

Licensing and Appointment

15. The Firm shall be solely responsible for maintaining the appropriate registrations, licenses and appointments for itself and RR/Agents required for performance of the activities and obligations in connection with this Agreement.

16. The Firm is authorized to recommend its registered representatives for appointment as licensed agents of GIAC to solicit sales of, or service, the Products. The Firm represents that for each person recommended, it has fulfilled all requirements set forth in the General Letter of Recommendation, attached as Exhibit C. GIAC and PAS may rely on the representations made by the Firm with respect to RR/Agents.

17. GIAC reserves the right to conduct routine investigative reports on RR/Agents for licensing purposes and for initial and renewal state appointments.

18. When GIAC reasonably requests, the Firm shall assist GIAC to obtain any necessary agreements, paperwork or authorization from RR/Agents in the appointment process. Upon request, the Firm shall provide evidence of the maintenance of licenses, registrations and appointments.

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19. In the event that the Firm terminates a RR/Agent who has been appointed as an agent of GIAC, the Firm will promptly inform GIAC of such termination.

20. GIAC reserves the right to refuse to appoint any proposed RR/Agent, or once appointed, to thereafter terminate the same at any time with or without cause. GIAC will notify the Firm in writing of any such revocation of authority, and the Firm shall ensure that the subject RR/Agent immediately ceases all solicitation, sales, and servicing activities in connection with the Products under this Agreement.

Networking Arrangements

21. In the event the Firm utilizes an insurance agency networking arrangement, the Firm and its affiliated insurance agencies (“Affiliated Insurance Agencies”) represent and warrant that, while this Agreement is in effect, they either have received a no-action letter from the SEC or otherwise are in full compliance with the terms and conditions of letters issued by the staff of the SEC with respect to the non-registration of an insurance agency associated with a registered broker-dealer, including but not limited to First of America Brokerage Services, Inc. (available September 29, 1995). The Firm and Affiliated Insurance Agencies shall notify GIAC immediately in writing if the Firm or any Affiliated Insurance Agency fails to comply with such terms and conditions. Further, each Affiliated Insurance Agency shall countersign this Agreement and shall be duly bound hereby.

Compliance with Law

22. The Firm shall fully comply with Applicable Laws. The Firm shall fully comply with GIAC and PAS policies with respect to the performance of the obligations and duties in connection with this Agreement.

23. The Firm represents that it maintains and shall maintain such books and records concerning the activities of the RR/Agents, including but not limited to applications, complaint files, supervisory and inspection procedures, and suitability reviews, as may be required by Applicable Laws and by the appropriate securities and insurance regulatory agencies that have jurisdiction. The Firm shall make such books and records available to GIAC or PAS at any time upon reasonable request by GIAC or PAS. The Firm further agrees to submit any such records to all administrative and regulatory bodies that have jurisdiction.

24. The Firm will establish such policies and procedures as may be necessary to cause diligent supervision of the activities of its RR/Agents with respect to activities performed under this Agreement in connection with the Products.

25. The Firm shall have full responsibility for the training, supervision and control of RR/Agents and shall supervise RR/Agents’ conduct, sales practices and compliance with Applicable Laws.

26. The Firm shall ensure that its RR/Agents shall not make recommendations to an applicant to purchase a Product in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, as required by Applicable Laws. The Firm shall ensure that each application obtained by its RR/Agents is reviewed and approved for suitability in accordance with Applicable Laws.

27. In the event a RR/Agent fails or refuses to submit to supervision of the Firm or otherwise fails to meet the rules and standards imposed by the Firm on its RR/Agents, the Firm shall immediately notify GIAC and immediately inform such RR/Agent that s/he is no longer

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authorized to offer, sell or service the Products, and the Firm shall take whatever additional action may be necessary to terminate the sales activities of such RR/Agent relating to the Products.

28. The Firm shall comply with all requirements to provide any and all notices or other written documents or disclosures required either by Applicable Laws or by GIAC, for delivery at or prior to the time of application, including, without limitation, any required suitability forms, any legally-required shoppers’ or buyers’ guide, and/or any specific disclosures to its customers, including but not limited to any disclosures regarding fees or other compensation paid by GIAC to the Firm.

29. The Firm agrees to cooperate fully with any request made pursuant to Rule 22c-2 of the Investment Company Act of 1940, including but not limited to providing shareholder and transactional information and executing instructions to restrict or prohibit future purchases.

30. The Firm agrees to cooperate fully with GIAC and PAS to enable GIAC’s and PAS’s compliance with Applicable Laws, including but not limited to certifications and testing regarding suitability and anti-money laundering.

31. The Firm represents and warrants that it is a registered broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and a member in good standing of FINRA. The Firm further represents that any affiliated insurance agency possesses the appropriate insurance licenses. Notwithstanding Section 56, the Firm agrees that this Agreement shall terminate without notice upon the Firm’s: (a) expulsion from FINRA; (b) filing of a petition in bankruptcy or a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law; or (c) seeking the appointment of any trustee, conservator, receiver, custodian or liquidator for the Firm or for all or substantially all of the Firm’s properties. Likewise, notwithstanding Section 56, the Firm agrees that this Agreement shall terminate without notice: (a) if a proceeding is commenced against the Firm seeking relief or an appointment of a type described in the immediately preceding sentence; or (b) if an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 shall have been filed against the Firm; or (c) if the Firm is a registered broker-dealer and (i) the SEC shall revoke or suspend the Firm’s registration as a broker-dealer, (ii) FINRA shall revoke or suspend the Firm’s membership, or (iii) under any applicable net capital rule of the SEC, the Firm’s aggregate indebtedness shall exceed 1,000% of the Firm’s net capital. The Firm agrees that it will immediately advise GIAC and PAS of any such proceeding, appointment, application, revocation, suspension or excess indebtedness level.

Prospectuses, Sales Materials and Marketing

32. The Firm shall ensure that RR/Agents offer the Registered Products by the use of currently effective Prospectuses. Within this Agreement, references to a “Prospectus” shall mean the prospectus and related statement(s) of additional information for the applicable Product as in effect from time to time.

33. The Firm will deliver or cause to be delivered to each customer a copy of the current Prospectus for the applicable Product and, if requested by a customer, the Statement of Additional Information, within the time periods prescribed by Applicable Laws.

34. The Firm and RR/Agents shall not make any representations concerning the Products other than those contained in the current Prospectus for a Registered Product, in any current printed materials or sales literature for the Products furnished to the Firm by GIAC or PAS, or in any materials relating to the Products created or modified by the Firm that have been approved by GIAC or PAS prior to dissemination.

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35. PAS shall furnish to the Firm, at no expense to the Firm, reasonable quantities of Prospectuses for the Registered Products and such other material as necessary or desirable for use in connection with sales of the Products. Neither the Firm nor RR/Agents shall print, publish or distribute any advertising, sales literature, marketing or other materials relating to the Products, GIAC, or PAS unless GIAC or PAS has granted prior written approval for such materials. The Firm shall return or destroy any materials provided by GIAC or PAS promptly upon request by GIAC.

36. No party shall use the name of the other party in any manner without the other party’s written consent, except as required by Applicable Laws and except pursuant to any mutually agreed upon promotional program.

37. Nothing herein shall prohibit the Firm from advertising life insurance and annuities in general or on a generic basis.

Cooperation

38. The parties jointly agree to cooperate fully with respect to any complaint, inquiry, investigation or proceeding (customer, regulatory, judicial or otherwise) arising in connection with this Agreement, including but not limited to, any related customer complaint, securities or insurance regulatory investigation or proceeding, or judicial proceeding.

39. The Firm will promptly provide copies to GIAC of any written complaint, inquiry or claim or notice of any investigation or proceeding (customer, regulatory, judicial or otherwise) received by the Firm that relates to the services contemplated under this Agreement or the Products offered or sold pursuant to this Agreement as well as copies of any subsequent resolution to such matters.

Confidentiality

40. The names and addresses and other information concerning the Firm’s customers are and shall remain the Firm’s sole property, and neither GIAC, PAS nor their affiliates shall use such names, addresses or other information for any purpose except in connection with the performance of GIAC’s and PAS’s duties and responsibilities hereunder and except for servicing and informational mailings relating to the Products. Notwithstanding the foregoing, this Section 40 shall not prohibit GIAC, PAS or their affiliates from utilizing for any purpose the names, addresses or other information concerning any of the Firm’s customers if such names, addresses or other information are obtained in any manner other than from the Firm pursuant to this Agreement. The provisions of this Section 40 shall survive the termination of this Agreement.

Privacy

41. GIAC, PAS and the Firm agree to comply with all applicable federal, state and/or local laws or regulations related to privacy. Notwithstanding anything in this Agreement to the contrary, the parties agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (“GLB Act”), disclosed in connection with the transactions and services contemplated under this Agreement is for the specific purpose of permitting each party to perform the services set forth in this Agreement. The parties agree that, with respect to such information, each party will comply with Regulation S-P and the GLB Act and that the parties will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

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42. Further, the Firm represents and warrants that it has implemented and currently maintains an effective information security program to protect customer information, which program includes administrative, technical and physical safeguards to ensure the security and confidentiality of such Nonpublic Personal Information, to protect against any threats or hazards to the security and integrity of such Nonpublic Personal Information, and to protect against unauthorized access to or use of such Nonpublic Personal Information.

43. If (i) a person or entity obtains unauthorized access to any such Nonpublic Personal Information or (ii) the Firm intentionally or unintentionally discloses any such Nonpublic Personal Information to another person or entity and such disclosure violates any federal, state and/or local law or regulation, then the Firm shall immediately disclose to GIAC the details regarding the unauthorized access or disclosure. To the extent that any duties and responsibilities under the Agreement are delegated to an agent or other subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractor adhere to the same requirements.

44. The parties’ obligations pursuant to Sections 41-43 shall survive the termination of this Agreement.

Anti-Money Laundering (“AML”)

45. GIAC, PAS and the Firm acknowledge that each is a financial institution subject to the Bank Secrecy Act (“BSA”), Money Laundering Abatement Act, USA PATRIOT Act of 2001 (“PATRIOT Act”) and any other anti-money laundering law, rule or regulation appropriate to them (“AML Requirements”).

46. GIAC requires that RR/Agents who are appointed with GIAC be trained in GIAC’s AML policies and procedures; however GIAC recognizes that the Firm has its own AML training for RR/Agents. To satisfy GIAC’s training requirement and to avoid imposing conflicting or duplicative obligations on RR/Agents under the Firm’s AML program, GIAC will rely on the Firm’s AML program to provide training to RR/Agents. The Firm agrees that it will provide GIAC, upon reasonable request, with a description of the training provided to RR/Agents and evidence that its training program encompasses RR/Agents who are appointed with GIAC.

47. The Firm represents and warrants that it has adopted and implemented, and agrees that it will maintain policies, procedures and internal controls reasonably designed to comply with applicable AML Requirements, including but not limited to rules requiring the Firm to implement an anti-money laundering program, training of appropriate employees, and a customer identification program (“CIP”).

48. As required by the PATRIOT Act, the Firm certifies to the extent applicable compliance with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity, a designated compliance officer or officers; training for appropriate employees; and an independent audit function. The Firm also certifies that it is in compliance with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and has an OFAC compliance program that satisfies all Applicable Laws.

49. The Firm agrees to cooperate fully with any testing reasonably requested by GIAC or PAS as to the effectiveness of the Firm’s anti-money laundering program.

50. The Firm agrees that any submission of an application for a Product shall constitute its continued certification of the matters certified in this Section.

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51. The Firm understands that GIAC and PAS will be relying on the foregoing representations and certifications in Sections 47-48 in administering GIAC’s and PAS’s AML programs. The Firm will notify GIAC promptly if any of the foregoing representations and certifications ceases to be true and correct for any reason.

Indemnifications

52. The Firm shall indemnify and hold harmless GIAC, PAS and their affiliates, officers, trustees, directors, employees, shareholders, and agents, and any funds underlying the Products against any claims, losses, costs, or liabilities, including attorneys’ fees, that may be assessed against, suffered, or incurred by any of them, howsoever they may arise which relate in any way to: (a) any breach of the representations, warranties, covenants or other obligations of the Firm in this Agreement, including but not limited to sales practices concerning the Products, any use of unauthorized sales materials, any material misrepresentations or material omissions with respect to the Products or any information contained in the Prospectuses or other promotional materials or sales literature provided by GIAC or PAS; (b) bad faith, negligence or willful misconduct by the Firm or RR/Agents; and (c) any actions or omissions of GIAC, PAS, any fund underlying a Product, and their subsidiaries, affiliates, officers, directors, agents and employees in reliance upon any oral, written or computer or electronically transmitted instructions believed to be genuine and to have been given by the Firm or on behalf of the Firm. Notwithstanding the above, the Firm will not be responsible for any damages caused by the conduct of GIAC or PAS.

53. GIAC agrees that GIAC shall indemnify and hold harmless the Firm, and the Firm’s affiliates, officers, trustees, directors, employees, shareholders and agents against any claims, losses, costs or liabilities, including attorneys’ fees, that may be assessed against, or suffered or incurred by any of them, howsoever they arise and as they are incurred, which relate in any way to: (a) any breach of GIAC’s representations or warranties or failure to comply with GIAC’s obligations as set forth in this Agreement, (b) bad faith, negligence or willful misconduct by GIAC or its representatives; or (c) any material misrepresentation or material omission concerning the Products contained in a Prospectus or other promotional materials or sales literature provided by GIAC or PAS. Notwithstanding the above, GIAC will not be responsible for any damages caused by the Firm’s or RR/Agents’ conduct.

54. PAS agrees that PAS shall indemnify and hold harmless the Firm, and the Firm’s affiliates, officers, trustees, directors, employees, shareholders and agents against any claims, losses, costs or liabilities, including attorneys’ fees, that may be assessed against, or suffered or incurred by any of them, howsoever they arise and as they are incurred, which relate in any way to: (a) any breach of PAS’s representations or warranties or failure to comply with PAS’s obligations as set forth in this Agreement, (b) bad faith, gross negligence or willful misconduct by PAS or its representatives; or (c) any material misrepresentation or material omission concerning the Products contained in a Prospectus or other promotional materials or sales literature provided by GIAC or PAS. Notwithstanding the above, PAS will not be responsible for any damages caused by the Firm’s or RR/Agents’ conduct.

55. Nothing in these Sections 52-54 shall be deemed to preclude an indemnified party from seeking monetary damages and/or injunctive relief in connection with such claims, losses and liabilities. Sections 52-54 shall survive the termination of this Agreement.

Termination

56. Either party shall have the right to cancel this Agreement at any time upon written notice given to the other parties.

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General Provisions

57. GIAC and PAS reserve the right to amend this Agreement at any time by providing written notice to the Firm and the Firm agrees that the submission of an application for a Product by RR/Agents after notice of any such amendment has been sent to the Firm shall constitute the Firm’s acceptance of such amendment; provided, however, that for purposes of the foregoing, (i) GIAC and PAS shall use their best efforts to provide such written notice at least 15 days prior to the effective date of such amendment and (ii) in the event the Firm notifies GIAC and PAS prior to such effective date that it desires to propose changes to such amendment, GIAC and PAS agree to cooperate with the Firm in good faith for purposes of modifying the terms and conditions of the amendment in a mutually acceptable manner.

58. The Firm and RR/Agents are independent contractors with respect to GIAC and PAS.

59. The Firm represents that it maintains adequate liability coverage and, upon GIAC’s request, shall provide satisfactory evidence that such coverage is in force. The Firm shall give prompt, written notice to GIAC of any notice of cancellation or change of coverage. The Firm agrees to assign any proceeds received from its liability insurer to GIAC to the extent of GIAC’s loss due to activities covered by the liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, the Firm shall promptly pay GIAC such amount on demand and the Firm hereby indemnifies and holds harmless GIAC from any such deficiency and costs of collection (including reasonable attorneys’ fees).

60. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns. Neither this Agreement nor any of its rights, obligations or benefits may be assigned by the Firm, any Affiliated Insurance Agency or any RR/Agent without the written consent of GIAC and PAS, and any assignment of this Agreement, compensation or other benefits or obligations hereunder shall not be valid if made without such consent.

61. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York. If any provision of this Agreement shall be held or made invalid by a court decision, state, rule, requirement of applicable law or otherwise, then the remainder of this Agreement shall not be affected

62. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

63. All notices or communications shall be sent to the addresses set forth below or to such other address as the party may request by giving written notice to the other parties.

64. This Agreement supersedes any and all prior agreements between us for sales of the Products, shall be executed by the duly authorized representative of the parties hereto and shall become effective upon the date executed by GIAC.

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FIRM#:
Accepted and agreed to by:

FIRM:	The Guardian Insurance & Annuity Company, Inc.:

BY:	BY:
NAME:	NAME:	Nahulan Ethirveerasingam
TITLE:	TITLE:	Second Vice President, Product Management, Individual Annuity

DATE:	DATE:

Name of Firm:	Park Avenue Securities LLC

*Street Address:	BY:
	NAME:	Nahulan Ethirveerasingam
City: State: Zip:	TITLE:	Vice President, PAS Wholesale Division

TIN#	DATE:

Affiliated Insurance Agency/Agencies, if any, with TINs	7 Hanover Square New York, NY 10004 1-800-650-6505

Name of Firm:

Street Address:

City: State: Zip:

TIN#

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Exhibit A-1

PRODUCTS AVAILABLE FOR SALE UNDER THIS AGREEMENT

EXHIBIT A·2

POLICIES/CONTRACTS AVAILABLE FOR SERVICING UNDER THIS

AGREEMENT

EXHIBIT B·1

PLACEHOLDER FOR APPLICABLE DEALER CONCESSION AND COMMISSION

SCHEDULES TO BE INSERTED

EXHIBIT B·2

EXHIBIT C

GENERAL LETTER OF RECOMMENDATION

The Firm (“we”) hereby certifies to GIAC that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as agents of GIAC submitted by the Firm. We will, upon request, forward to GIAC in a timely manner proof of compliance with the requirements.

1. We have made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for GIAC to hold himself out in good faith to the general public. We vouch for each applicant.

2. We have on file a current Form U-4 that was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative associated with our FINRA member firm, and each applicant is presently registered as a FINRA registered representative.

In addition, we have fulfilled the necessary investigative requirements for the appointment of each applicant as an insurance agent, and each applicant is presently licensed as an insurance agent in the jurisdictions in which s/he intends to solicit sales under this Agreement.

The above information in our files indicates no fact or condition that would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

3. We certify that all educational requirements have been met for the specific state each applicant is requesting a license in, and that all such persons have fulfilled the appropriate examination, education and training requirements.

4. If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to GIAC are those of the applicant and the securities registration is a true copy of the original.

5. We hereby warrant that the applicant is not applying for a license with GIAC in order to place insurance chiefly and solely on his life or property, lives or property of his relatives, or property or liability of his associates.

6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.

7. We will not permit any applicant to transact insurance as an agent until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.